UNITED STATES SECURITIES AND

EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities

Exchange Act of 1934

Date of Report (Date of earliest event reported): 03/29/2007

Genaera Corporation

(Exact name of registrant as specified in its charter)

Commission File Number: 0-19651

DE	13-3445668
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

5110 Campus Drive, Plymouth Meeting, PA 19462

(Address of principal executive offices, including zip code)

610.941.4020

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 1.01.	Entry into a Material Definitive Agreement

On March 29, 2007, Genaera Corporation (the “Company”) executed an amendment to its award agreement with Cystic Fibrosis Foundation Therapeutics, Inc. (“CFFT”) to support early clinical evaluation of LOMUCIN involving subjects with cystic fibrosis. Pursuant to the amendment, the Company and CFFT agreed to extend the project and budget period under the award to December 31, 2007 and amend certain milestones, all as more fully set forth in the amendment, a copy of which is attached hereto as Exhibit 99.1 and which is incorporated by reference herein. The Company and CFFT agreed to amend the protocol in June 2006 to decrease the number of evaluable subjects to be enrolled in the Company’s Phase II clinical trial of LOMUCIN from 200 to 80. As a result of the decrease in the number of evaluable subjects, the Company and CFFT have agreed that the total contract funding for the Company’s Phase II clinical evaluation of LOMUCIN is reduced from $2,863,000 to $2,521,478 or $2,452,000 depending upon the final milestone achieved. Of the total amended award, $1,713,000 of funding has been received by the Company and is recorded as a long-term liability. The Company did not recognize this amount as revenue as it is refundable to CFFT upon marketing approval by the FDA or if the Company elects not to enter Phase III clinical trials or to commercialize the product within two years of the satisfaction of development milestones, assuming the achievement of statistically significant results. CFFT is also due a royalty of up to 1.6% on net sales of any resultant product, based upon the amount of funding ultimately provided by CFFT.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

Exhibit Number	Description
99.1	Letter Agreement from CFFT to the Company dated March 27, 2007.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Genaera Corporation

Date: April 02, 2007	By:	/s/ John A. Skolas
John A. Skolas
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Letter Agreement from CFFT to the Company dated March 27, 2007.